Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the Registration Statement No. 811-03221 on Form N-1A of our report dated November 16, 2005 relating to the financial statements and financial highlights of Fidelity Charles Street Trust, including Fidelity Asset Manager 20%, Fidelity Asset Manager 50%, and Fidelity Asset Manager 85%, appearing in the annual report on Form N-CSR of Fidelity Charles Street Trust for the year ended September 30, 2005.

We also consent to references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 26, 2006